Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - March 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	18.87%
Less: Coupon	0.61%
Servicing Fee	1.50%
Net Credit Losses	6.57%
Excess Spread:
March-11	10.19%
February-11	10.23%
January-11	8.07%
Three Month Average Excess Spread	9.50%
Delinquency:
30 to 59 Days	0.84%
60 to 89 Days	0.60%
90+ Days	1.73%
Total	3.17%
Principal Payment Rate	22.19%